 Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS THIRD QUARTER 2017

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, October 26, 2017 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2017 results:  Revenues in the third quarter 2017 were $36.9 million, compared to $38.7 million in the comparable prior year quarter, a decrease of $1.7 million, or 4.4%.  Revenues from the Company’s Lime and Limestone Operations in the third quarter 2017 decreased $1.7 million, or 4.4%, to $36.4 million from $38.1 million in the comparable 2016 quarter, while revenues from its Natural Gas Interests decreased $48 thousand, or 8.7%, to $506 thousand from $554 thousand in the comparable prior year quarter.  In the first nine months 2017, revenues were $109.6 million, compared to $105.1 million in the comparable 2016 period, an increase of $4.5 million, or 4.3%.   Revenues from the Company’s Lime and Limestone Operations in the first nine months 2017 increased $4.3 million, or 4.1%, to $107.9 million from $103.6 million in the comparable 2016 period, while revenues from its Natural Gas Interests increased $0.2 million, or 13.8%, to $1.7 million from $1.5 million in the comparable prior year period.

The decrease in lime and limestone revenues in the third quarter 2017, as compared to the third quarter 2016, resulted from decreased sales volumes of the Company’s lime and limestone products due to decreased demand, primarily from its construction customers, principally as a result of Hurricane Harvey, and environmental customers, partially offset by increased demand from its oil and gas services customers.  The increase in the Company’s lime and limestone revenues in the first nine months 2017, compared to last year’s comparable period, resulted primarily from increased sales volumes due to increased demand, principally from its oil and gas services and construction customers, partially offset by reduced demand from its environmental customers.  Prices realized for the Company’s lime and limestone products were flat in the third quarter 2017, compared to the third quarter 2016, and slightly higher in the first nine months 2017, compared to the comparable 2016 period.

Production volumes from the Company’s Natural Gas Interests in the third quarter 2017 totaled 137 thousand MCF, sold at an average price of $3.69 per MCF, compared to 156 thousand MCF, sold at an average price of $3.56 per MCF, in the comparable 2016 quarter.  Production volumes in the first nine months 2017 from Natural Gas Interests totaled 425 thousand MCF, sold at an average price of $3.98 per MCF, compared to the first nine months 2016 when 473 thousand MCF was produced and sold at an average price of $3.15 per MCF.  The Company’s average prices per MCF were higher in the 2017 periods, compared to the prior year’s average prices, due to increases in market prices for natural gas and natural gas liquids.

The Company’s gross profit was $9.6 million in the third quarter 2017, compared to $10.6 million in the comparable 2016 quarter, a decrease of $1.0 million, or 9.6%. Gross profit in the first nine months 2017 was $26.6 million, an increase of $1.0 million, or 3.8%, from $25.7 million in the first nine months 2016.

Included in gross profit in the third quarter and first nine months 2017 were $9.5 million and $26.2 million, respectively, from the Company’s Lime and Limestone Operations, compared to $10.5 million and $25.7 million, respectively, in the comparable 2016 periods.  The decreased gross profit for the Company’s lime and limestone operations in the third quarter 2017, compared to the third quarter 2016, resulted primarily from the decreased revenues in the third quarter 2017 discussed above.  The increased gross profit in the first nine months 2017, compared to the comparable 2016 period, resulted primarily from the increased revenues in the first nine months 2017 discussed above.

Gross profit from the Company’s Natural Gas Interests was flat at $0.1 million in each of the third quarters 2017 and 2016.  For the first nine months 2017, gross profit from the Company’s Natural Gas Interests increased to $0.4 million from a loss of $19 thousand in the comparable 2016 period, which resulted primarily from the increase in revenues in the first nine months 2017 discussed above.

The Company reported net income of $5.7 million ($1.01 per share diluted) in the third quarter 2017, compared to net income of $6.1 million ($1.09 per share diluted) in the third quarter 2016, a decrease of $0.4 million, or 6.8%.  Net income in the first nine months 2017 was $15.6 million ($2.79 per share diluted), an increase of $1.7 million, or 12.5%, compared to the first nine months 2016 net income of $13.8 million ($2.48 per share diluted).

“We are pleased with the continuing rebound in demand for our lime products from our oil and gas services customers during the third quarter 2017.  We are grateful that our employees impacted by Hurricane Harvey are all safe and our facilities suffered only minor damages, but demand from certain of our construction customers during the third quarter was adversely impacted by the storm,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.135 (13.5 cents) per share on the Company’s common stock. This dividend is payable on December 15, 2017 to shareholders of record at the close of business on November 24, 2017.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), industrial (including paper and glass manufacturers), metals (including steel producers), roof shingle, oil and gas services and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company –  Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company  – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
INCOME STATEMENTS

Revenues
Lime and limestone operations	$36,428	$38,096	$107,910	$103,626
Natural gas interests	506	554	1,695	1,490
Total	$36,934	$38,650	$109,605	$105,116

Gross profit (loss)
Lime and limestone operations	$9,476	$10,503	$26,218	$25,677
Natural gas interests	76	66	410	(19)
Total	$9,552	$10,569	$26,628	$25,658
Operating profit	$6,895	$8,087	$19,033	$18,445
Interest expense	56	63	174	185
Other income, net	(261)	(115)	(665)	(238)
Income tax expense	1,433	2,058	3,959	4,664
Net income	$5,667	$6,081	$15,565	$13,834

Income per share of common stock:
Basic	$1.02	$1.09	$2.79	$2.48
Diluted	$1.01	$1.09	$2.79	$2.48
Weighted-average shares outstanding:
Basic	5,577	5,565	5,577	5,569
Diluted	5,587	5,569	5,586	5,572
Cash dividends per share of common stock	$0.135	$0.125	$0.405	$0.375

			September 30,	December 31,
			2017	2016
BALANCE SHEETS
Assets:
Current assets			$114,594	$105,036
Property, plant and equipment, net			107,597	104,981
Other assets, net			168	142
Total assets			$222,359	$210,159
Liabilities and Stockholders’ Equity:
Current liabilities			$7,846	$9,108
Deferred tax liabilities, net			18,784	19,832
Other liabilities			1,496	1,580
Stockholders’ equity			194,233	179,639
Total liabilities and stockholders’ equity			$222,359	$210,159

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